UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2018

AMICUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Cedar Brook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 662-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On September 19, 2018, Amicus Therapeutics, Inc., a Delaware corporation (“Amicus”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Celenex, Inc., a Delaware corporation (“Celenex”), Columbus Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Amicus (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Shareholders’ Representative”), solely in its capacity as the Shareholders’ Representative. At substantially the same time as entry into the Merger Agreement, the transactions contemplated by the Merger Agreement closed and Merger Sub merged with and into Celenex (the “Merger”), with Celenex surviving as a wholly owned subsidiary of Amicus, subject to the terms and conditions set forth in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, at the closing, Amicus paid holders of Celenex’s capital stock an amount in cash equal to $100,000,000. Amicus has also agreed to pay up to an additional (a) $15,000,000 in connection with the achievement of certain development milestones and $262,000,000 in connection with the achievement of certain Biologics License Application / Marketing Authorization Application submission and approval milestones across multiple programs and (b) up to $75,000,000 in tiered sales milestone payments, for a potential aggregate deal value of $452,000,000. Further, if Amicus obtains one or more Priority Review Vouchers (“PRV”) with respect to any product candidate then, with respect to each such PRV, upon the sale of such PRV to a third party Amicus will pay an amount equal to 50% of the net proceeds from the PRV sale. If Amicus elects to use a PRV, Amicus will pay an amount equal to 50% of the value of such PRV. The milestone payments and any PRV payment shall be made in cash.

The Merger Agreement contains customary representations, warranties, covenants and indemnities of each of Amicus and Celenex. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by Amicus and Celenex in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of Amicus. For the foregoing reasons, none of Amicus’ stockholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise.

The foregoing summary of the Merger Agreement is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On September 19, 2018, Amicus completed the acquisition of Celenex, with Celenex surviving as a wholly-owned subsidiary of Amicus, subject to the terms and conditions set forth in the Merger Agreement as described in Item 1.01 above. The information contained in Item 1.01 of this Report is incorporated into this Item 2.01 by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
2.1*

Agreement and Plan of Merger, dated as of September 19, 2018, by and among Amicus Therapeutics, Inc., Columbus Merger Sub Corp., Celenex, Inc. and Shareholder Representative Services LLC, solely in its capacity as the Shareholders’ Representative.

*                 Portions of this exhibit have been redacted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission. The schedules and exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K under the Securities Act of 1933, as amended. Amicus agrees to furnish as a supplement a copy of any omitted schedules or exhibits to the Agreement and Plan of Merger to the Securities and Exchange Commission upon request, provided that Amicus may request confidential treatment for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.

Date: September 25, 2018	By:	/s/ Ellen S. Rosenberg
	Name:	Ellen S. Rosenberg
	Title:	General Counsel and Corporate Secretary